Item 7.  Financial Statements
-----------------------------






                                     INDEX




Independent Auditors' Report............................................F-1


Consolidated Balance Sheet as of May 31, 1998...........................F-2


Consolidated Statements of Operations For The Years Ended
 May 31, 1998 and 1997..................................................F-4


Consolidated Statements of Shareholders' Equity For The
 Years Ended May 31, 1998 and 1997......................................F-5


Consolidated Statements of Cash Flows For The Years
 Ended May 31, 1998 and 1997............................................F-7


Notes to Consolidated Financial Statements For The
 Years Ended May 31, 1998 and 1997......................................F-9

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Biomerica, Inc.


We have audited the accompanying consolidated balance sheet of Biomerica, Inc. and subsidiaries (the "Company") as of May 31, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended May 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Biomerica, Inc. and subsidiaries as of May 31, 1998, and the results of their operations and their cash flows for each of the years in the two-year period ended May 31, 1998, in conformity with generally accepted accounting principles.









CORBIN & WERTZ



Irvine, California
July 24, 1998

                        BIOMERICA, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                  May 31, 1998


                                      ASSETS
Current assets:
  Cash and cash equivalents                                           $ 1,840,575
  Available-for-sale securities                                           334,859
  Accounts receivable, less allowance for doubtful accounts and
    sales returns of $144,059                                           1,606,688
  Inventories                                                           2,534,552
  Notes receivable                                                         28,485
  Prepaid expenses and other                                              124,497
                                                                      -----------


        Total current assets                                            6,469,656
                                                                      -----------


Inventories, non-current                                                   24,000
                                                                      -----------


Land held for investment                                                   46,000
                                                                      -----------


Property and equipment, at cost:


  Equipment                                                             2,385,516
  Furniture, fixtures and leasehold improvements                          723,567
  Construction in progress                                                 15,771
                                                                      -----------

                                                                        3,124,854

  Accumulated depreciation and amortization                           (2,648,027)
                                                                      ----------

                                                                          476,827
                                                                      -----------


Intangible assets, net of accumulated amortization                        454,600

Other assets                                                               23,914
                                                                      -----------


                                                                      $ 7,494,997
                                                                      ===========

Continued

                        BIOMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEET - CONTINUED

                                  May 31, 1998

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Line of credit                                                      $   100,000
  Accounts payable and other accrued liabilities                          791,270
  Accrued compensation                                                    445,046
  Other                                                                    15,214
                                                                      -----------


        Total current liabilities                                       1,351,530

Minority interests                                                      2,457,428
                                                                      -----------


        Total liabilities                                               3,808,958
                                                                      -----------


Commitments and contingencies

Shareholders' equity:
  Common stock, $.08 par value; 10,000,000 shares authorized;
    3,978,302 shares issued and outstanding                               318,264
  Additional paid-in capital                                           12,513,000
  Unrealized holding gain on available-for-sale securities                 57,902
  Shareholder loan                                                        (71,000)
  Accumulated deficit                                                  (9,132,127)
                                                                      -----------


        Total shareholders' equity                                      3,686,039
                                                                      -----------


                                                                      $ 7,494,997
                                                                      ===========

                                    See accompanying notes to consolidated financial statements

                                                  BIOMERICA, INC. AND SUBSIDIARIES

                                               CONSOLIDATED STATEMENTS OF OPERATIONS

                                             For The Years Ended May 31, 1998 and 1997

                                                                          1998                1997
                                                                      ------------        ------------


Net sales                                                             $ 9,376,498         $ 9,243,510
Cost of sales                                                           5,484,046           5,377,607
                                                                      -----------         -----------


        Gross profit                                                    3,892,452           3,865,903
                                                                      -----------         -----------


Operating expenses:
  Selling, general and administrative                                   3,108,149           2,949,274
  Research and development                                                553,740             283,363
                                                                      -----------         -----------


        Total operating expenses                                        3,661,889           3,232,637
                                                                      -----------         -----------


        Operating profit                                                  230,563             633,266

Other income (expense):
  Interest expense                                                        (25,360)            (58,659)


  Other income                                                            152,623              60,661
                                                                      -----------         -----------


Income before minority interest in net profits of
  consolidated subsidiaries and income taxes                              357,826             635,268

Minority interest in net profits of consolidated
 subsidiaries                                                            (196,169)           (145,393)
                                                                      -----------         -----------


Income before income taxes                                                161,657             489,875

Income tax expense                                                         20,225              43,030
                                                                      -----------         -----------


Net income                                                            $   141,432         $   446,845
                                                                       ==========          ==========

Per share data:
  Net income (basic)                                                  $      0.04         $      0.12
                                                                       ==========          ==========
  Net income (diluted)                                                $      0.03         $      0.11
                                                                       ==========          ==========

Weighted average number of common and common
 equivalent shares:
  Basic                                                                 3,951,552           3,681,233
                                                                      ===========         ===========
  Diluted                                                               4,061,235           3,887,394
                                                                      ===========         ===========

                                    See accompanying notes to consolidated financial statements

                                                  BIOMERICA, INC. AND SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                             For The Years Ended May 31, 1998 and 1997

                                                                            Unrealized
                                                                              Holding
                                                                             Gain On
                                                             Additional     Available-      Share-
                                      Common Stock            Paid-in        For-Sale       holder      Accumulated
                                -----------------------
                                  Shares        Amount        Capital       Securities       Loan         Deficit          Total
                                -----------------------     ------------   ------------   ----------   -------------   -----------

Balance at June 1, 1996         3,465,819    $  277,266     $11,348,664    $    90,687    $      -      $(9,720,404)   $ 1,996,213

Change in unrealized gain on
 available-for-sale securities         -              -              -           7,237           -                -          7,237

Exercise of stock options         63,150          5,052         55,310               -           -                -         60,362

Tax benefit from exercise of
 stock options                         -              -         22,247               -           -                -         22,247

Issuance of common stock          27,500          2,200         52,800               -           -                -         55,000

Private placement                333,333         26,666        950,652               -           -                -        977,318

Net income                               -            -              -               -           -          446,845        446,845
                                ----------    ---------      ---------      ----------     -------       ----------     ----------

Balance at May 31, 1997          3,889,802      311,184      12,429,673         97,924           -       (9,273,559)     3,565,222

Change in unrealized gain on
 available-for-sale securities         -              -              -         (40,022)          -                -        (40,022)

Exercise of stock options         93,500          7,480         73,070               -     (71,000)               -          9,550

Stock repurchase                  (5,000)          (400)        (8,261)              -           -                -         (8,661)

Continued

                                                  BIOMERICA, INC. AND SUBSIDIARIES

                                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY - CONTINUED

                                             For The Years Ended May 31, 1998 and 1997
                                                                            Unrealized
                                                                              Holding
                                                                             Gain On
                                                             Additional     Available-      Share-
                                      Common Stock            Paid-in        For-Sale       holder      Accumulated
                                -------------------------
                                  Shares        Amount        Capital       Securities       Loan         Deficit          Total
                                -------------------------   ------------   ------------   ----------   -------------   ------------
Offering expenses                       -             -         (4,771)             -             -               -         (4,771)

Compensation expense                    -             -         10,471              -             -               -         10,471

Tax benefit from exercise of
  stock options                         -             -         12,818              -             -               -         12,818

Net income                              -             -              -              -             -         141,432        141,432
                                ----------    ---------     ----------      ---------      --------      ----------     ----------

Balance at May 31, 1998          3,978,302   $  318,264     $12,513,000    $   57,902     $(71,000)    $(9,132,127)    $ 3,686,039
                                ==========   ==========     ===========    ==========     =========    ============    ===========

                                    See accompanying notes to consolidated financial statements

                                  BIOMERICA, INC. AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                              For The Years Ended May 31, 1998 and 1997

                                                                          1998                1997
                                                                      ------------        ------------


Cash flows from operating activities:
 Net income                                                           $   141,432         $   446,845
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                                          248,933             236,930
   Provision for losses on accounts receivable                              6,649             (14,855)
   Loss on disposal of assets                                               7,763                   -
   Realized (gain)/loss on sale of available-for-sale securities          (66,339)              7,673
   Options issued for services rendered                                    10,471                   -
   Minority interest in net profits of consolidated subsidiaries          196,169             145,393
   Changes in current assets and liabilities:
    Accounts receivable                                                  (157,690)            347,260
    Inventories                                                           (91,503)           (394,498)
    Prepaid expenses and other current assets                               4,662             (24,335)
    Accounts payable and other accrued liabilities                        154,055             (19,907)
    Accrued compensation                                                  (22,742)            (58,726)
    Other current liabilities                                                (946)              5,945
                                                                      -----------         -----------

 Net cash provided by operating activities                                430,914             677,725
                                                                      -----------         -----------

Cash flows from investing activities:
 Sales of available-for-sale securities                                   205,835              37,842
 Purchases of available-for-sale securities                                     -            (197,057)
 Principal payments received on notes receivable                                -              18,400
 Increase in notes receivable                                             (18,900)                  -
 Purchases of property and equipment                                     (110,428)           (243,627)
 Increase in shareholder loan                                             (71,000)                  -
 Increase in intangible assets                                            (42,358)                  -
 Other assets                                                              (8,140)              4,294
                                                                      -----------         -----------

 Net cash used in investing activities                                     26,009            (380,148)
                                                                      -----------         -----------

Cash flows from financing activities:
 Net repayments of short-term borrowings and note
   payable to bank                                                       (200,000)           (240,000)
 Payments of long-term debt and capital lease obligations                 (15,848)            (21,647)
 Net repayments under line of credit agreement                           (100,000)            (50,000)
 Investments by minority interests                                         (2,769)              4,713
 Exercise of stock options                                                  9,550              60,362
 Proceeds from sale of common stock                                             -           1,032,318
 Offering expenses                                                         (4,771)                  -
 Stock repurchase                                                          (8,661)                  -
                                                                      -----------         -----------

 Net cash (used in) provided by financing activities                     (322,499)            785,746

                                                                      -----------         -----------


Continued

                                  BIOMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                              For The Years Ended May 31, 1998 and 1997


                                                                          1998                1997
                                                                      ------------        ------------

Net change in cash and cash equivalents                                   134,424           1,083,323

Cash and cash equivalents at beginning of year                          1,706,151             622,828
                                                                      -----------         -----------

Cash and cash equivalents at end of year                              $ 1,840,575         $ 1,706,151
                                                                      ===========         ===========
Supplemental disclosure of cash flow information -
 Cash paid during the year for:
   Interest                                                           $    25,761         $    58,020
                                                                       ==========          ==========

   Income taxes                                                       $     2,840         $    22,840
                                                                       ==========          ==========

Supplemental schedule of non-cash investing and financing
 activities:
 Change in unrealized holding gain on available-for-sale
  securities                                                          $   (40,022)        $     7,237
 Conversion of accounts payable and accrued liabilities
  into common stock of consolidated subsidiary (minority
  interest)                                                           $         -         $     9,432
 Reduction in taxes payable and increase in additional
  paid-in capital for exercise of non-qualified stock options         $    12,818         $    22,247
















                                    See accompanying notes to consolidated financial statements

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended May 31, 1998 and 1997



NOTE 1 - ORGANIZATION
---------------------

Biomerica, Inc. and subsidiaries (collectively "the Company") are primarily engaged in the development, manufacture and marketing of medical diagnostic kits, the design, manufacture and distribution of various orthodontic products, and the performance of specialized diagnostic testing services.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Principles of Consolidation
---------------------------

The consolidated financial statements for the years ended May 31, 1998 and 1997 (see Note 3) include the accounts of Biomerica, Inc. ("Biomerica"), Lancer Orthodontics, Inc. ("Lancer") and Allergy Immuno Technologies, Inc. ("AIT"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates
--------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from those estimates.

Fair Value of Financial Instruments
-----------------------------------

The Company has financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis. The Company's financial instruments consist of its cash and cash equivalents, accounts receivable, notes receivable, line of credit and accounts payable. The carrying amounts of the Company's financial instruments generally approximate their fair values at May 31, 1998. The fair values of the notes receivable were not readily determinable as market comparables were not available for such instruments.

Concentration of Credit Risk
----------------------------

The  Company,  on  occasion,  maintains  cash  balances  at  certain   financial
institutions in excess of amounts insured by federal agencies.

The Company provides credit in the normal course of business to customers throughout the United States and foreign markets. The Company's sales are not materially dependent on a single customer or a small group of customers. The Company performs ongoing credit evaluations of its customers. The Company does not obtain collateral with which to secure its accounts receivable. The Company maintains reserves for potential credit losses based upon the Company's historical experience related to credit losses. At May 31, 1998, one customer accounted for approximately 12% of accounts receivable.

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Cash Equivalents
----------------

Cash and cash equivalents consists of demand deposits, money market accounts and mutual funds with remaining maturities of three months or less when purchased.

Available-For-Sale Securities
-----------------------------

The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities which have readily determinable fair values and all investments in debt securities. The Company's marketable equity securities are classified as available-for-sale under SFAS 115 and reported at fair value, with changes in the unrealized holding gain or loss included in shareholders' equity. Available-for-sale securities consist of common stock of unrelated publicly-traded companies and are stated at market value in accordance with SFAS 115. Cost for purposes of computing realized gains and losses is computed on a specific identification basis. The proceeds from the sale of available-for-sale securities during fiscal 1998 and 1997 totaled $205,835 and $37,842, respectively, with realized gains (losses) of $66,339 and $(7,673), respectively (see Note 8). The change in the net unrealized holding (loss) gain on available-for-sale securities that has been included as a separate component of shareholders' equity totaled $(40,022) and $7,237 for the years ended May 31, 1998 and 1997, respectively.

Inventories
-----------

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of orthodontic products and biological chemicals. Cost includes raw materials, labor, manufacturing overhead and purchased products. Market is determined by comparison with recent purchases or net realizable value. Such net realizable value is based on forecasts for sales of the Company's products in the ensuing years. The industries in which the Company operates are characterized by technological advancement and change. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying consolidated balance sheet.

Inventories at May 31, 1998 consist of the following:

     Raw materials                      $  712,793
     Work in process                       397,560
     Finished products                   1,424,199
                                         ---------

                                        $2,534,552
                                         =========

Approximately $1,472,000 of Lancer's inventory is located at its manufacturing facility in Mexico as of May 31, 1998.

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
-----------------------------------------------------------

Land Held For Investment
------------------------

Land held for investment consists of a parcel of land located in the state of Utah, and is stated at the lower of cost or market.

Property and Equipment
----------------------

Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and gains or losses from retirements and dispositions are credited or charged to income.

Depreciation and amortization are provided over the estimated useful lives of the related assets, ranging from 3 to 12 years, using straight-line and declining-balance methods. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the term of the lease. Depreciation expense amounted to $174,392 and $159,319 for the years ended May 31, 1998 and 1997, respectively. Approximately $79,000 of property and equipment, net of accumulated depreciation and amortization, is located at Lancer's manufacturing facility in Mexico.

Management of the Company assesses the recoverability of property and equipment by determining whether the depreciation and amortization of such assets over their remaining lives can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management. Management has determined that there is no impairment of property and equipment at May 31, 1998.

Intangible Assets
-----------------

Intangible assets are being amortized using the straight-line method over 18 years for marketing and distribution rights and purchased technology use rights, and over 17 years for patents. Marketing and distribution rights include repurchased sales territories. Technology use rights consists of the 1985 purchase (the "Purchase") by Lancer of the manufacturing assets and t echnology of Titan Research Associates, Ltd. ("Titan"). Prior to the Purchase, certain former officers of Lancer and shareholders of Lancer owned 29% of Titan. Prior to the Purchase, the Company paid royalties ranging from 15% to 20% of gross sales, as defined, to license such technology. Amortization expense amounted to $74,541 and $77,611 for the years ended May 31, 1998 and 1997, respectively (see
Note 4).

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

The Company assesses the recoverability of these intangible assets by determining whether the amortization of the asset's balance over its remaining life can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on fair value and charged to operations in the period in which the impairment is determined by management. Management has determined that there was no impairment of intangible assets as of May 31, 1998.

Risks and Uncertainties
-----------------------

Licenses - Certain of the Company's sales of products are governed by license agreements with outside third parties. All of such license agreements to which the Company currently is a party are for fixed terms which will expire after ten years or upon the expiration of the underlying patents. After the expiration of the agreements or the patents, the Company is free to use the technology that had been licensed. There can be no assurance that the Company will be able to obtain future license agreements as deemed necessary by management. The loss of some of the current licenses or the inability to obtain future licenses could have an adverse affect on the Company's financial position and operations. Historically, the Company has successfully obtained all the licenses it believed necessary to conduct its business.

Government Regulation - Biomerica's immunodiagnostic products are regulated in the United States as medical devices primarily by the FDA and as such, require regulatory clearance or approval prior to commercialization in the United States. Pursuant to the Federal Food, Drug and Cosmetic Act, and the
regulations promulgated thereunder, the FDA regulates, among other things, the clinical testing, manufacture, labeling, promotion, distribution, sale and use of medical devices in the United States. Failure of Biomerica to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, the government's refusal to grant premarket clearance or premarket approval of devices, withdrawal of marketing approvals, and criminal prosecution.

Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain registrations or approvals required by foreign countries may be longer or shorter than that required for FDA clearance or approval, and requirements for licensing may differ significantly from FDA requirements.
There can be no assurance that Biomerica will be able to obtain regulatory clearances for its current or any future products in the United States or in foreign markets.

Lancer's products are also subject to regulation by the FDA under the Medical Device Amendments of 1976 (the "Amendments"). Lancer has registered with the FDA as required by the Amendments. There can be no assurance that Lancer will be able to obtain regulatory clearances for its current or any future products in the United States or in foreign markets.

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Risk of Product Liability - Testing, manufacturing and marketing of Biomerica's products entail risk of product liability. Biomerica currently has product liability insurance. There can be no assurance, however, that Biomerica will be able to maintain such insurance at a reasonable cost or in sufficient amounts to protect Biomerica against losses due to product liability. An inability could prevent or inhibit the commercialization of Biomerica's products. In addition, a product liability claim or recall could have a material adverse effect on the business or financial condition of the Company.

Lancer is subject to the same risks of product liability. Lancer currently has product liability insurance. Lancer also is subject to the risk of loss of its product liability insurance and the consequent exposure to liability.

Hazardous Materials - Biomerica's research and development involves the controlled use of hazardous materials and chemicals. Although Biomerica believes that safety procedures for handling and disposing of such materials comply with the standards prescribed by state and Federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations.

Listing Requirements
--------------------

The Company must maintain a minimum bid price and certain capitalization levels as required by the NASD Marketplace Rule 4310(c). There can be no assurance that the Company will continue to comply with these requirements which could impair the Company's ability to be listed on the NASDAQ Stock Market.

Year 2000
---------

Certain computerized systems use only two digits to record the year in date fields. Such systems may not be able to accurately process dates ending in the year 2000 and after. The effects of this issue will vary from system to system and may adversely affect an entity's operations as well as its ability to prepare financial statements. The Company has begun the process of upgrading its hardware and software in order to obtain year 2000 compliance in 1999 and does not anticipate to incur significant additional costs to be year 2000 compliant.

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Stock-Based Compensation
------------------------

During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation', which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied (see Note 6). The Company has elected to account for its stock-based compensation to employees under APB 25.

Minority Interest
-----------------

Minority interest represents the minority shareholders' proportionate share of the equity of Lancer and AIT. At May 31, 1998, Biomerica owned 29.9% of Lancer (see Note 3) and 74.6% of AIT (see Note 3).

Minority interest of Lancer includes $185,242, represented by 370,483 shares of Series D redeemable convertible preferred stock. Each share of Series D preferred stock is entitled to a $.04 non-cumulative dividend and is convertible at the option of the holder into common stock at the rate of seven shares of preferred stock for one share of common stock of Lancer. Lancer, at its option, can redeem outstanding shares of the preferred stock for $.50 per share after December 31, 1994. There were no dividends declared or paid in 1998 or 1997.

Revenue Recognition
-------------------

Revenues from product sales are recognized at the time the product is shipped. Revenues from specialized diagnostic testing services are recognized when the related services are performed.

Income Taxes
------------

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------


Biomerica, Lancer and AIT file separate income tax returns for Federal and state income tax purposes.

Advertising Costs
-----------------

The Company reports the cost of all advertising as expense in the period in which those costs are incurred. Advertising costs were approximately $77,000 and $50,000 for the years ended May 31, 1998 and 1997, respectively.

Earnings Per Share
------------------


In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share ("EPS"). SFAS No. 128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997 for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. Both years presented have been restated to adopt the provisions of SFAS No. 128.

The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted EPS computations.


                                                                For The Year Ended May 31, 1998
                                                  -----------------------------------------------------------

                                                    Income                    Shares                Per Share
                                                  (Numerator)              (Denominator)              Amount
                                                  -----------              -------------            ---------


Basic EPS -
Income available to common
  shareholders                                    $   141,432                3,951,552            $      0.04
                                                                                                   ==========

Effect of dilutive securities -
Options                                                     -                  109,683
                                                  -----------              -----------


Diluted EPS -
Income available to common
  shareholders plus assumed
  conversions                                     $   141,432                4,061,235            $      0.03
                                                   ==========              ===========             ==========


                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------


                                                                For The Year Ended May 31, 1998
                                                  -----------------------------------------------------------

                                                    Income                    Shares                Per Share
                                                  (Numerator)              (Denominator)              Amount
                                                  -----------              -------------            ---------



Basic EPS -
Income available to common
  shareholders                                    $   446,845                3,681,233              $    0.12
                                                                                                     ========

Effect of dilutive securities -
  Options                                                   -                  206,161
                                                  -----------              -----------


Diluted EPS -
Income available to common
  shareholders plus assumed
  conversions                                     $   446,845                3,887,394              $    0.11
                                                   ==========                ---------               ========





New Accounting Pronouncements
-----------------------------

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related
Information.   SFAS No.  130  requires  that  an  enterprise report,  by  major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not impact the Company's financial position, results of operations or cash flows and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.


NOTE 3 - CONSOLIDATED SUBSIDIARIES
----------------------------------

Lancer is engaged in the design, manufacture and distribution of orthodontic products. Lancer effected a one-for-seven reverse stock split on November 15, 1996. All references to Lancer's shares herein have been adjusted to reflect the reverse split. During 1998, Lancer repurchased 5,000 shares of its common stock for aggregate consideration of $5,220. During 1997, Lancer issued 3,998 shares of its common stock to an unrelated party totaling $9,432 for the conversion of accrued royalties. The result of these transactions decreased Biomerica's direct ownership percentage of Lancer to 29.9% and decreased its direct and indirect voting control over Lancer to 50.34%.

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997



NOTE 3 - CONSOLIDATED SUBSIDIARIES, continued
---------------------------------------------

During fiscal 1994, Biomerica received warrants to purchase 72,619 shares of Lancer's common stock at $.25 per share and options to purchase 20,000 shares of Lancer's common stock at $.28 per share. Both the options and warrants expired in April 1998.

Allergy Immuno Technologies, Inc. (AIT) provides immune allergy testing and products to physicians and medical institutions. During 1998, 1,916,429 shares of AIT were subscribed to Biomerica in exchange for debt (see Note 6) and 35,000 shares of AIT were issued to two AIT employees. The net effect of these issues increased Biomerica's interest in AIT to 74.6%.

Operating results for Lancer and AIT in the aggregate for the years ended May 31, 1998 and 1997, which are included in the consolidated operating results of the Company, are as follows:



                                                                          1998                1997
                                                                      ------------        ------------



     Net sales                                                        $ 6,293,254         $ 6,484,960
     Cost of sales                                                      3,734,537           3,967,825
                                                                      -----------         -----------

       Gross profit                                                     2,558,717           2,517,135
                                                                      -----------         -----------


     Operating expenses:
      Selling, general and administrative                               2,218,890           2,219,915
      Research and development                                            188,359             106,090
                                                                      -----------         -----------

       Total operating expenses                                         2,407,249           2,326,005
                                                                      -----------         -----------

     Other income (expense):
      Interest expense                                                    (25,360)            (58,659)
      Other income, net                                                     1,943              14,618
                                                                      -----------         -----------

                                                                          (23,417)            (44,041)
                                                                      -----------         -----------

     Income before income taxes                                           128,051             147,089

     Income tax expense                                                     1,600               1,600
                                                                      -----------         -----------

     Net income                                                       $   126,451         $   145,489
                                                                       ==========          ==========


                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 4 - INTANGIBLE ASSETS
--------------------------

Intangible assets, net of accumulated amortization, consist of the following at May 31, 1998:

     Marketing and distribution rights                $  442,750
     Technology use rights                               858,328
     Patents and other                                    78,220
                                                       ---------

                                                       1,379,298

     Less accumulated amortization                      (924,698)
                                                       ---------

                                                      $  454,600
                                                       =========

Included in marketing and distribution rights are repurchased sales territories by Lancer which are being amortized over the estimated useful life of eighteen years. In each of the fiscal years 1998 and 1997, the Company recorded amortization expense of $24,900 related to repurchased sales territories.

During fiscal 1985, Lancer purchased certain assets and technology which is being amortized over the estimated useful life of eighteen years. Lancer recorded amortization expense of $48,696 for both of the years ended May 31, 1998 and 1997 related to these assets.

Amortization expense related to patents which is included in the accompanying consolidated statements of operations amounted to $945 and $4,015 for the years ended May 31, 1998 and 1997, respectively.

NOTE 5 - LINE OF CREDIT
-----------------------

At May 31, 1998, Lancer had a $300,000 line of credit with a bank. Borrowings are made at prime plus 1% (9.50% at May 31, 1998) and are limited to specified percentages of eligible accounts receivable. The unused portion available to Lancer under the line of credit at May 31, 1998 was $200,000. The line of credit expires on October 1, 1998. As of May 31, 1998, there was $100,000 outstanding under the line of credit.

The following summarizes information on short-term borrowings for the year ended May 31, 1998:

Average month end balance                                             $177,083
Maximum balance outstanding at any month end                          $200,000
Weighted average interest rate (computed by dividing interest expense
 by average monthly balance)                                              9.62%
Interest rate at year end                                                 9.50%

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 6 - SHAREHOLDERS' EQUITY
-----------------------------

Shareholder Loan
----------------

During fiscal 1998, the estate of the chief executive officer exercised a stock option to purchase 25,000 common shares at $0.80 per share and 60,000 common shares at $0.85 per share for a total of $71,000. Since the amount had not been collected prior to May 31, 1998, the unpaid balance has been reflected as a shareholder loan in the accompanying consolidated financial statements. The loan is interest free and is due on demand. The loan is secured by the unpaid compensation due to the estate (see Note 10) which is also non-interest bearing.

1995 and 1991 Stock Option and Restricted Stock Plans
-----------------------------------------------------

In December 1991, the Company adopted a stock option and restricted stock plan (the "1991 Plan") which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 350,000 of the Company's unissued common stock may be granted to officers, employees or consultants of the Company. Options granted under the 1991 Plan may be granted at prices not less than 85% of the then fair market value of the common stock, vest at not less than 20% per year and expire not more than 10 years after the date of grant.

In January 1996, the Company adopted a stock option and restricted stock plan (the "1995 Plan") which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 500,000 of the Company's unissued common stock may be granted to affiliates, employees or consultants of the Company. Options granted under the 1995 Plan may be granted at prices not less than 85% of the then fair market value of the common stock and expire not more than 10 years after the date of grant.

During 1997, the Company granted options to purchase 72,000 and 45,000 shares of common stock at exercise prices of $1.90 and $1.92 per share, respectively, to various employees of the Company. The options vest over a period ranging from four to five years. During 1997, the Company granted options to purchase 18,000 and 5,000 shares of common stock at exercise prices of $1.90 and $3.00 per share respectively, to various consultants of the Company. Management recorded $10,471 and $0 during the years ended May 31, 1998 and 1997, respectively, of expense related to the granting of these options.

During 1998, the Company granted options to purchase 152,500 shares at an exercise price of $1.85 to employees and a total of 1,500 shares to non-employees, at an exercise price of $1.91 to two consultants. Management elected not to record any compensation expense related to the options issued to non-employees, as such was immaterial.

Activity as to stock options under the 1991 and 1995 plans are as follows:

Options outstanding at May 31, 1996             229,750       $  .80 - $2.00
Options granted                                 173,000       $ 1.90 - $3.00
Options exercised                               (63,150)      $  .80 - $2.00
Options canceled or expired                      (7,000)      $  .80 - $1.90
                                                -------

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 6 - SHAREHOLDERS' EQUITY, continued
----------------------------------------

Options outstanding at May 31, 1997             332,600        $ .80 -$3.00
Options granted                                 154,000        $1.85 -$1.91
Options exercised                               (93,500)       $ .85 -$1.90
Options canceled or expired                     (36,750)       $1.90 -$3.00
                                                --------

Options outstanding at May 31, 1998
                                                356,350        $ .80 -$3.00
                                                =======

Options exercisable at May 31, 1998
                                                173,950        $ .80 -$3.00
                                                =======

SFAS 123 Pro Forma Information
------------------------------

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black Scholes option pricing model with the following assumptions for the years ended May 31, 1998 and 1997; risk free interest rate 5.74% and 7.2%, respectively; dividend yield of 0%; expected life of the option of 3 years; and volatility factor of the expected market price of the Company's common stock of 73% and 115%, respectively.

The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. Adjustments are made for options forfeited prior to vesting. The effect on compensation expense, net income, and net income per share (basic and diluted) had compensation costs for the Company's stock option plans been determined based on a fair value of the date of grant consistent with the provisions of SFAS 123, for the years ended May 31, 1998 and 1997, are as follows:

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 6 - SHAREHOLDERS' EQUITY, continued
----------------------------------------

                                                                          1998                1997
                                                                      ------------        ------------

Net income, as reported                                               $   141,432         $   446,845
Adjustment to compensation expense under SFAS 123                         (24,688)            (12,480)
                                                                      ------------        ------------


Net income, pro forma                                                 $   116,744         $   434,365
                                                                       ==========          ==========

Pro forma net income per share - basic                                $      0.04         $      0.12
                                                                       ==========          ==========

Pro forma net income per share - diluted                              $      0.03         $      0.11
                                                                       ==========          ==========


Stock Issuances
---------------

During 1997, the Company sold 333,333 shares of its common stock at $3.00 per share. Proceeds to the Company were $977,318, net of offering costs of $22,682. During 1998, the Company incurred an additional $4,771 of offering costs related to this stock issuance.

During 1997, the Company issued 27,500 shares of previously canceled common stock for $55,000 to a previous debtor to the Company. The common stock issued was previously held by the Company as collateral for a loan issued to the shareholder. In a prior year, the Company wrote off the receivable and recorded a charge to common stock and additional paid in capital for the amount of the loan.

Subsidiary Options and Warrants
-------------------------------

Lancer has 14,286 options outstanding as of May 31, 1998 at $1.75 per share. In 1994, Lancer issued warrants to acquire 200,596 shares of its common stock at $1.75. These warrants expired in 1998. Based on the exercise price of the warrants, the Board of Directors determined that no value should be ascribed to the warrants at the date of issuance.

During fiscal 1998, AIT granted options to purchase 1,185,000 shares of common stock to various employees and directors of AIT, including an option to purchase 250,000 shares granted to Biomerica, Inc., the parent company. The options will vest 50% per year and expire over five years. The exercise price will be the fair market value of AIT's common stock on the date when certain conditions are met, as defined.

During 1998, intercompany advances outstanding of $134,150 were retired by the Company, in exchange for 1,916,429 shares of AIT's previously unissued common stock.

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997



NOTE 7 - INCOME TAXES
---------------------

Income tax expense for the years ended May 31, 1998 and 1997 consists of the following current provisions:

                                                                          1998                1997
                                                                      ------------        ------------

U.S. Federal                                                          $         -         $         -

State and local                                                            20,225              43,030
                                                                      -----------         -----------

                                                                      $    20,225         $    43,030
                                                                       ==========          ==========


Income tax expense differs from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax income from operations as a result of the following:


                                                                         1998                1997
                                                                     ------------        ------------

Computed "expected" tax expense                                      $    54,963         $   166,558

Increase (reduction) in income taxes resulting from:

 Meals and entertainment                                                   4,864               9,860

 Utilization of net operating loss carryforwards                         (54,963)           (165,228)

 Other (net)                                                              18,840             (11,157)

 Equity in earnings of affiliates not subject to taxation
   because of dividends-received deduction for tax
   purposes                                                              (23,704)                (33)

 State income taxes                                                       20,225              43,030
                                                                     -----------         -----------

                                                                     $    20,225         $    43,030
                                                                      ==========          ==========


                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 7 - INCOME TAXES, continued
--------------------------------

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at May 31, 1998 and 1997 are presented below.


                                                                          1998                1997
                                                                      ------------        ------------

Deferred tax assets:
 Accounts receivable, principally due to allowance for
   doubtful accounts and sales returns                                $    60,982         $    55,009
 Inventories, principally due to additional costs inventoried for tax purposes pursuant to the Tax Reform Act of 1986
   and allowance for inventory obsolescence                               105,065             127,175
 Compensated absences and deferred payroll, principally
   due to accrual for financial reporting purposes                        198,097             202,721
 State net operating loss carryforwards                                    20,679              77,595
 Federal net operating loss carryforwards                               2,769,131           2,794,869
 Tax credit carryforwards                                                 240,924             238,939
 Investment in affiliates                                                 425,361             451,222
                                                                      -----------         -----------

                                                                        3,820,239           3,947,530

     Less valuation allowance                                          (3,751,855)         (3,874,860)
                                                                      -----------         -----------

Net deferred tax asset                                                     68,384              72,670

Deferred tax liability -
 Marketing rights, principally due to amortization                        (68,384)            (72,670)
                                                                      -----------         -----------

     Net deferred tax liability                                       $         -         $         -
                                                                       ==========          ==========


The Company has provided a valuation allowance with respect to substantially all of its deferred tax assets as of May 31, 1998 and 1997. Management provided such allowance as it is currently more likely than not that tax-planning strategies will not generate taxable income sufficient to realize such assets in foreseeable future reporting periods (see Note 1).

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 7 - INCOME TAXES, continued
--------------------------------

As of May 31, 1998, Biomerica had net tax operating loss carryforwards of approximately $4,163,000 and investment tax and research and development credits of approximately $28,000, which are available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 1998 to 2010.

As of May 31, 1998, Lancer had net tax operating loss carryforwards of approximately $2,153,000 and business tax credits of approximately $161,000 available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 1998 to 2008. Lancer also had business tax credits of approximately $23,000 available to offset future California taxable income, expiring at varying dates in 1998.

As of May 31, 1998, AIT had net tax operating loss carryforwards of approximately $1,737,000 and business tax credits of approximately $29,000 available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 1998 to 2008. AIT also had net tax operating loss carryforwards of approximately $354,000 to offset future California taxable income, expiring at varying dates between 1997 and 2001.

The Tax Reform Act of 1986 includes provisions which limit the Federal net operating loss carryforwards available for use in any given year if certain events, including a significant change in stock ownership, occur.

NOTE 8 - OTHER INCOME
---------------------

Other income consists of the following for the years ending May 31:


                                                                          1998                1997
                                                                      ------------        ------------

Realized (losses) gains on available-for-sale securities
  transactions                                                        $    66,339         $    (7,673)
Dividend and interest income                                               84,341              53,716
Other                                                                       1,943              14,618
                                                                      -----------         -----------


                                                                      $   152,623         $    60,661
                                                                       ==========          ==========


NOTE 9 - BUSINESS SEGMENTS
--------------------------

Reportable business segments for the years ended May 31, 1998 and 1997 are as follows:

                                                                          1998                1997
                                                                      ------------        ------------

Domestic sales:
 Orthodontic products                                                 $ 3,456,000         $ 3,764,000
                                                                       ==========          ==========

 Medical diagnostic products                                          $ 1,585,000         $ 1,444,000
                                                                       ==========          ==========


                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 9 - BUSINESS SEGMENTS, continued
-------------------------------------

                                                                          1998                1997
                                                                      ------------        ------------

Foreign sales:
 Orthodontic products                                                 $ 2,738,000         $ 2,570,000
                                                                       ==========          ==========

 Medical diagnostic products                                          $ 1,597,000         $ 1,466,000
                                                                       ==========          ==========

Net sales:
 Orthodontic products                                                 $ 6,194,000         $ 6,334,000
 Medical diagnostic products                                            3,182,000           2,910,000
                                                                      -----------         -----------

     Total                                                            $ 9,376,000         $ 9,244,000
                                                                       ==========          ==========

Operating profit:
 Orthodontic products                                                 $   284,000         $   276,000
 Medical diagnostic products                                              (53,000)            357,000
                                                                      -----------         -----------

     Total                                                            $   231,000         $   633,000
                                                                       ==========          ==========

Identifiable assets:
 Orthodontic products                                                 $ 3,706,000         $ 3,494,000
 Medical diagnostic products                                            3,334,000           3,398,000
                                                                      -----------         -----------

     Total                                                            $ 7,040,000         $ 6,892,000
                                                                       ==========          ==========
Total assets:
 Orthodontic products                                                 $ 4,089,000         $ 3,950,000
 Medical diagnostic products                                            3,406,000           3,429,000
                                                                      -----------         -----------

     Total                                                            $ 7,495,000         $ 7,379,000
                                                                       ==========          ==========

Depreciation and amortization expense:
 Orthodontic products                                                 $   180,000         $   193,000
 Medical diagnostic products                                               69,000              44,000
                                                                      -----------         -----------

     Total                                                            $   249,000         $   237,000
                                                                       ==========          ==========
Capital expenditures:
 Orthodontic products                                                 $    45,000         $    51,000
 Medical diagnostic products                                               65,000             193,000
                                                                      -----------         -----------

     Total                                                            $   110,000         $   244,000
                                                                       ==========          ==========


Total net sales as reflected above consist of sales to unaffiliated customers only as there were no significant intersegment sales during fiscal years 1998 and 1997. No customer accounted for more than 10% of net sales during fiscal years 1998 and 1997.

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 9 - BUSINESS SEGMENTS, continued
-------------------------------------

Geographic information regarding net sales and operating profit is as follows:


                                                                          1998                1997
                                                                      ------------        ------------      --------

     Net sales:
       United States                                                  $ 5,041,000         $ 5,208,000
       Europe                                                           1,798,000           1,660,000
       South America                                                      810,000             745,000
       Asia                                                               878,000             822,000
       Other - foreign                                                    849,000             809,000
                                                                      -----------         -----------


           Total net sales                                            $ 9,376,000         $ 9,244,000
                                                                       ==========          ==========

     Operating profit:
       United States                                                  $    (9,000)        $   311,000
       Europe                                                             114,000             127,000
       South America                                                       59,000              57,000
       Asia                                                                14,000              83,000
       Other - foreign                                                     53,000              55,000
                                                                      -----------         -----------

           Total operating profit                                     $   231,000         $   633,000
                                                                       ==========          ==========


Identifiable assets by business segment are those assets that are used in the Company's operations in each industry. Identifiable assets are held primarily in the United States. The Company's interests in AIT, whose operations are in the United States, are vertically integrated with the Company's operations in the medical diagnostic products industry.

NOTE 10 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

Operating Leases
----------------

Biomerica leases its primary facility under a non-cancelable operating lease which expired on May 31, 1998. The lease is currently month-to-month. AIT leases its primary facility under a month-to-month operating lease. These facilities are owned by two of the Company's shareholders. The lease rate is $12,720 and $1,400 per month, respectively.

Lancer leases its main facility under a non-cancelable operating lease expiring December 31, 2003, as extended, which requires monthly rentals that increase annually, from $2,900 per month (1994) to $6,317 per month (2003). The lease expense is being recognized on a straight-line basis over the term of the lease.

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 10 - COMMITMENTS AND CONTINGENCIES, continued
--------------------------------------------------

Effective April 1, 1996, Lancer entered into a non-cancelable operating lease for its Mexico facility expiring October 31, 1998, which requires average monthly rentals of $5,182. The rentals are subject to annual increases based on the United States Consumer Price Index. Prior to April 1, 1996, such was included in amounts paid under the terms of the manufacturing agreement as discussed below.

Rental expense for all operating leases amounted to approximately $263,000 for the year ended May 31, 1998 and 1997. The future annual minimum lease payments are as follows:

     Years Ending
       May 31,
       -------

         1999                           $  250,811
         2000                               65,880
         2001                               68,512
         2002                               71,251
         2003                               74,105
         Thereafter                         44,219
                                         ---------

         Minimum lease payments         $  574,778
                                         =========

Manufacturing Agreement
-----------------------

In May 1990, Lancer entered into a manufacturing subcontractor agreement whereby the subcontractor agreed to provide manufacturing services to Lancer through its affiliated entities located in Mexicali, B.C., Mexico. Lancer moved the majority of its manufacturing operations to Mexico during fiscal 1992 and 1991. Under the terms of the original agreement, the subcontractor manufactured Lancer's products based on an hourly rate per employee based on the number of employees in the subcontractor's workforce. In December 1992, Lancer renegotiated the agreement changing from an hourly rate per employee cost to a pass through of actual costs plus a weekly administrative fee. The amended agreement gives Lancer greater control over all costs associated with the manufacturing operation.

In July 1994, Lancer again renegotiated the agreement reducing the administrative fee and extending the agreement through June 1998. In March 1996, the Company agreed to extend the manufacturing agreement through October 1998, to coincide with the building lease. After June 1996, either party may cancel the agreement with three months notice. The Company has retained the option to convert the manufacturing operation to a wholly-owned subsidiary of Lancer at any time. Such is anticipated to occur during fiscal 1999 (see Note
12). Should Lancer discontinue operations in Mexico, it is responsible for the accumulated employee seniority obligation as prescribed by Mexican law. At May 31, 1998, this obligation was approximately $226,000. Such obligation is contingent in nature and accordingly has not been accrued in the accompanying consolidated balance sheet.

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997



NOTE 10 - COMMITMENTS AND CONTINGENCIES, continued
--------------------------------------------------

Employment Agreement
--------------------

In June 1986, the Company entered into an employment agreement with its then chief executive officer. In May 1996, the agreement was extended for an additional three years expiring in May 1999. This agreement was cancelled in April 1997. This agreement required minimum annual compensation payments of $169,000 and provided for periodic cost of living increases. The chief executive officer was paid approximately $81,000 during the year ended May 31, 1996. The chief executive officer and the Company agreed to amend the employment agreement for fiscal year 1995, whereby the chief executive officer would not receive any deferred compensation for the period June 1994 through November 1994 of approximately $54,500 and instead received 60,000 stock options (see Note 6).

The chief executive officer and the Company agreed to amend the employment agreement for fiscal year 1996, whereby the chief executive officer would reduce his salary by $44,000 for the period June 1995 through November 1995. The remaining amount of approximately $44,000 for fiscal year 1996 was deferred. The chief executive officer and the Company agreed to amend the employment agreement for fiscal year 1997, whereby the chief executive officer would reduce his salary by approximately $63,000 for the period June 1996 through November 1996. The chief executive officer was paid approximately $85,000 during the year ended May 31, 1997. The remaining amount of approximately $27,000 for fiscal year 1997, has been deferred and is included in accrued compensation in the accompanying consolidated balance sheet as of May 31, 1997. Approximately $434,000 of the total accrued compensation included in the 1998 consolidated balance sheet is due to the chief executive officer's estate.

License and Royalty Agreements
------------------------------

Lancer has entered into a number of license and/or royalty agreements pursuant to which it has obtained rights to manufacture and market certain products. The agreements are for various durations expiring through 2007 and they require the Company to make payments based on the sales of the individual licensed products.

Lancer has entered into license agreements expiring in 2006 whereby, for cash consideration, the counter party has obtained the rights to manufacture and market certain products patented by the Lancer.

At May 31, 1998, Lancer is negotiating to purchase certain technology and development rights.

Retirement Savings Plan
-----------------------

Effective September 1, 1986, the Company established a 401(k) plan for the benefit of its employees. The plan permits eligible employees to contribute to the plan up to the maximum percentage of total annual compensation allowable under the limits of Internal Revenue Code Sections 415, 401(k) and 404. The Company, at the discretion of its Board of Directors, may make contributions to the plan in amounts determined by the Board each year. No contributions by the Company have been made since the plan's inception.

                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 11 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
-----------------------------------------------------------

The following represents the condensed unconsolidated balance sheet for Biomerica, Inc. as of May 31, 1998, and the condensed unconsolidated statements of operations and cash flows for the years ended May 31, 1998 and 1997. No cash dividends were paid by the consolidated subsidiaries (see Note 3) during the years ended May 31, 1998 and 1997.

                          Condensed Unconsolidated Balance Sheet
                                       May 31, 1998

                                          ASSETS
Current assets:
 Cash and cash equivalents                                                          $1,515,977
 Available-for-sale securities                                                         334,859
 Accounts receivable, net                                                              329,928
 Inventories                                                                           730,747
 Notes receivable                                                                       28,485
 Prepaid expenses and other                                                             53,269
                                                                                     ---------

     Total current assets                                                            2,993,265

Investment in and advances to affiliates and consolidated subsidiaries                 990,653
Inventory, non-current                                                                  24,000
Property and equipment, net                                                            264,358
Intangible assets                                                                       58,136
Other                                                                                   17,354
                                                                                     ---------

                                                                                  $  4,347,766
                                                                                     =========

                           LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
 Accounts payable and accrued liabilities                                           $  201,467
 Accrued compensation                                                                  445,046
 Other                                                                                  15,214
                                                                                     ---------

     Total current liabilities                                                         661,727
                                                                                     ---------

Shareholders' equity:
 Common stock                                                                          318,264
 Additional paid-in capital                                                         12,513,000
 Unrealized holding gain on available-for-sale securities                               57,902
 Shareholder loan                                                                      (71,000)
 Accumulated deficit                                                                (9,132,127)
                                                                                    ----------

     Total shareholders' equity                                                      3,686,039
                                                                                     ---------


                                                                                   $ 4,347,766
                                                                                     =========


                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 11 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, continued
----------------------------------------------------------------------

                                         Condensed Unconsolidated Statements of Operations
                                                       May 31, 1998 and 1997


                                                                          1998                1997
                                                                      ------------        ------------

Net revenues                                                          $ 3,107,116         $ 2,784,200
Cost of sales                                                           1,773,381           1,435,432
                                                                      -----------         -----------

     Gross profit                                                       1,333,735           1,348,768
                                                                      -----------         -----------

Operating expenses:
 Selling, general and administrative                                      889,259             729,359
 Research and development                                                 365,381             177,273
                                                                      -----------         -----------

     Total operating expenses                                           1,254,640             906,632
                                                                      -----------         -----------


     Operating income                                                      79,095             442,136

Other income                                                              150,680              46,043
                                                                      -----------         -----------


Income before interest in net income of consolidated
  subsidiaries and income taxes                                           229,775             488,179


Interest in net (loss) income of consolidated subsidiaries                (69,718)                 96
                                                                      -----------         -----------


Income before income taxes                                                160,057             488,275

Income tax expense                                                         18,625              41,430
                                                                      -----------         -----------

Net income                                                            $   141,432         $   446,845
                                                                       ==========          ==========


                                         Condensed Unconsolidated Statements of Cash Flows
                                                       May 31, 1998 and 1997


                                                                          1998                1997
                                                                      ------------        ------------

Cash flows from operating activities:
 Net income                                                           $   141,432         $   446,845
 Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
   Depreciation and amortization                                           66,834              40,748
   Realized loss (gain) on sale of available-for-sale securities          (66,339)              7,673
   Provision for losses on accounts receivable                                  -              (4,855)
   (Loss) income of subsidiaries                                          (69,718)                 96
   Options issued for services rendered                                    10,471                   -



                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 11 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, continued
----------------------------------------------------------------------

                                   Condensed Unconsolidated Statements of Cash Flows - Continued
                                                       May 31, 1998 and 1997


                                                                          1998                1997
                                                                      ------------        ------------

   Deferred compensation                                                        -             (58,726)
   Loss on disposal of assets                                               7,763                   -
   Net change in other current assets and current liabilities            (216,511)           (162,568)
                                                                      -----------         -----------


 Net cash (used in) provided by operating activities                     (126,068)            269,213
                                                                      -----------         -----------


Cash flows from investing activities:
 Sales of available-for-sale securities                                   205,835              37,842
 Purchases of available-for-sale securities                                     -            (197,057)
 Principal payments received on notes receivable                                -              18,400
 Additional notes receivable                                              (18,900)                  -
 Additional shareholder loan                                              (71,000)                  -
 Decrease (increase) in investment in and advances to
   affiliates and consolidated subsidiaries                                20,370             (18,121)
 Purchases of property and equipment                                      (64,505)           (192,276)
 Other assets                                                             (44,878)              4,294
                                                                      -----------         -----------

 Net cash provided by (used in) investing activities                       26,922            (346,918)
                                                                      -----------         -----------


Cash flows from financing activities:
 Exercise of stock options                                                 80,550                   -
 Proceeds from sale of stock                                                    -           1,092,680
 Offering expenses                                                         (4,771)                  -
 Stock repurchase                                                          (8,661)                  -
                                                                      -----------         -----------

 Net cash provided by financing activities                                 67,118           1,092,680
                                                                      -----------         -----------

Net change in cash and cash equivalents                                   (32,028)          1,014,975

Cash and cash equivalents at beginning of year                          1,548,005             533,030
                                                                      -----------         -----------

Cash and cash equivalents at end of year                              $ 1,515,977         $ 1,548,005
                                                                       ==========          ==========

Supplemental disclosure of cash flow information -
 Cash paid during the year for:
   Interest                                                           $         -         $         -
                                                                       ==========          ==========
   Income taxes                                                       $    13,280         $    20,800
                                                                       ==========          ==========


                        BIOMERICA, INC. AND SUBSIDIARIES

                   For The Years Ended May 31, 1998 and 1997


NOTE 11 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, continued
----------------------------------------------------------------------


                              Condensed Unconsolidated Statements of Cash Flows - Continued
                                                  May 31, 1998 and 1997
                                                                          1998                1997
                                                                      ------------        ------------

Supplemental schedule of non-cash investing and financing
 activities:
 Change in unrealized holding gain on available-for-sale
   securities                                                         $   (40,022)        $     7,237
 Reduction in taxes payable and increase in additional
   paid-in capital for exercise of non-qualified stock options        $    12,818         $    22,247


NOTE 12 - SUBSEQUENT EVENT
--------------------------

In June 1998, Lancer incorporated Lancer de Mexico S.A. de C.V. The purpose of this company is to continue existing manufacturing operations and to sell, import and export medical, orthodontic, and dental instruments upon the expiration of the manufacturing agreement in October 1998 (see Note 10). Management of the Company anticipates that costs associated with the transfer of